COAL BED METHANE RESOURCES AGREEMENT

               COOPERATION FOR EXPLORATION AND DEVELOPMENT
                         OF LIAO LING TIEFA
               MINING AREA AND SHANXI HANCHANG MINING AREA
                               (TWO AREAS)


     This agreement is signed on March 31, 1995 in Beijing, PRC, for Cooperation in the exploration and development of coal bed methane in The Two Areas, by China National Administration of Coal Geology
(Coal Geology) and XCL Ltd. (XCL).

     Coal Geology has studied the exploration and development of coal in China for 40 years. Starting in 1989 Coal Geology has devoted study to the exploration and development of coal bed methane.

     XCL has agreed based on geological results of these studies to start cooperation with Coal Geology for the exploration and development of coal bed methane in the Two Areas.

    The parties have reached the following agreement:

1. XCL will send its experts to China within 30 days after signing this agreement to work with Coal Geology's experts to gather all the information and data required to plan an exploration program in the Two Areas.

2. As soon as Coal Geology has gathered all necessary data and information, Coal Geology will send a technical team to Louisiana, United States, to work with XCL's experts to plan an exploration program in the Two Areas. XCL will pay the travel and living expenses incurred by
the Coal Geology Team on the visit.   The parties estimate that it will
require about 60 days for this phase of work in Louisiana.

3. At the end of the study period in Louisiana, the parties will jointly agree on an exploration plan in the Two Areas. The parties expect that 2 wells will be drilled in each of The Two Areas.

4.     Coal  Geology  and  XCL  will  jointly conduct the exploration
program,  using each party's technical teams.   All work will be
performed under a Joint Management Committee, with each party having 3 members. XCL shall be the operator.

5.     Coal Geology will do the drilling with it's crews and equipment.
XCL will pay for the drilling and testing, with 50% of the cost being paid after the first week of drilling and the remaining 50% to be paid
15 days after drilling and testing is completed.  Actual costs of drilling and testing will be negotiated by the parties. And the parties will establish the budget and work plan for the JMC approval and implementation. After the location of the exploration well have been select, as well as well design, well completion, production test, and
operation time.   During the production testing stage Coal Geology will
provide all needed assistance to coordinate and be responsible for all work and will be responsible for all costs in excess of the cost agreed upon by the parties prior to the start of drilling and testing. Each party will be responsible for damage to its equipment.

6. Coal Geology will be responsible to provide all related exploration data and information for The Two Areas. The parties will not give this information to any other persons or parties, and will not negotiate agree with any third parties on any matter in The Two Areas. XCL will use the data for development of the coal bed methane resources in the Two Areas and will return the data at the end of the contract.

7. XCL will be the operator of the exploration and development and will be responsible for the analysis and evaluation on the data and information on The Two Areas and will combine the result from the joint testing program to assure and confirm the potential for exploration and
development of coal bed methane in The Two Areas.   The parties will
strengthen their cooperation by taking steps to study coal bed methane development and exploration in other areas.

8. Coal Geology will be responsible for obtaining all required permits to operate in the Two Areas.

9. Coal Geology will be responsible to provide all geological, engineering and other data on the Two Areas. XCL will pay Coal Geology for total US $125,000 for the Two Areas, US $41,700 is payable after the information has been released, and the balance is payable after signing the formal contract. The costs incurred by each party during the exploration and development of the Two Areas will be recovered by the parties from the profits from the commercial development. Such costs must be adequately documented. All accounting for the joint venture will be done according to accounting principles which agreeable by the parties.

10. Force' majeure conditions severally accepted in international contracts will protect the parties from default under the agreement, but each party shall do its best to perform under all condition.

11. If a provision of the agreement is invalid, the other provision will still be effective as long as the commercial results of the agreement can be realized.

12. Written modification and communication should be in Chinese with registered letter, fax, telephone or telefax sent to the other parties latest address notified to the other party. The communication will be effective when the receipt is signed or 2 days after a fax is received.

13. Both sides will resolve disputes based on mutual friendship and negotiation.

14.  The agreement will be pursuant to the laws of the PRC.

15. The agreement will be written in both Chinese and English and both version shall be valid, with total 4 copies.

16. After the evaluation work is completed in Louisiana as provided for in paragraph 2 of this agreement, the parties will enter into a comprehensive agreement which will provide for a detail operation plan profit sharing, investment, ownership, management and all other matter required to insure that the joint venture will be incorporated profitable for all parties. The provision of this agreement will in such final agreement with such modification as the parties may agrees. Such final agreement may also provide a basis and reference for coal bed methane exploration and development in other areas.

17. This agreement will be terminated by Dec. 30, 1996, or if parties has intention to extend the termination date as describe above, the parties should through friendly consultation to extend the termination date.

18.  The Two Areas are identified as the attached maps.

19.  Both sides sign this agreement in Beijing, PRC, on March 31,1995.


CHINA NATIONAL
ADMINISTRATION                           XCL LTD.
OF COAL GEOLOGY

/s/ Qi Shang Xian                       /s/ Marsden W. Miller, Jr.
General Manager                         Chairman